EXHIBIT 3(i)




                   CERTIFICATE OF INCORPORATION

                                OF

                       METTLER-TOLEDO, INC.


          Mettler-Toledo, Inc., a corporation organized and

existing under the laws of the State of Delaware, does hereby certify:

          FIRST:   The name of the Corporation is

                   METTLER-TOLEDO, INC.

          SECOND:  The address of the Corporation's registered

office in the State of Delaware is Corporation Trust Center, 1209

Orange Street, in the City of Wilmington, County of New Castle.

The name of its registered agent at such address is The Corporation

Trust Company.

          THIRD:   The purpose of the Corporation is to engage in

any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH:  The total number of shares of stock which the

Corporation shall have authority to issue is One Thousand (1,000)

shares of Common Stock, and the par value of each such share is One

Dollar ($1.00).

          FIFTH:   Elections of directors need not be by ballot

unless the By-Laws of the Corporation shall so provide.

          SIXTH:   The Board of Directors of the Corporation may

make By-Laws and from time to time may alter, amend or repeal By-

Laws.

          SEVENTH: To the fullest extent permitted by the Delaware

General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the

Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.